Exhibit 99.1

July 29, 2013	For More Information Contact:
                                                                                               Mark D. Curtis, EVP, CFO and Treasurer
       (516) 671-4900, Ext. 556

PRESS RELEASE IMMEDIATE
THE FIRST OF LONG ISLAND CORPORATION ANNOUNCES AN INCREASE IN EARNINGS FOR THE SIX MONTHS ENDED JUNE 30, 2013

Glen Head, New York, July 29, 2013 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC), the parent company of The First National Bank of Long Island, reported that net income and earnings per share were $10.9 million and $1.20, respectively, for the first six months of 2013, representing increases over the same period last year of 3.7% and 1.7%, respectively.  For the second quarter of 2013, net income and earnings per share were $5.3 million and $.58, respectively, as compared to $5.4 million and $.60, respectively, for the same quarter last year. Dividends per share increased by 8.7% from $.46 for the first six months of 2012 to $.50 for the current six-month period.  The credit quality of the Bank's loan portfolio remains excellent and the loan pipeline is strong.
ROA, ROE and Book Value Per Share
Returns on average assets ("ROA") and average equity ("ROE") were 1.03% and 10.69%, respectively, for the first half of 2013 versus 1.03% and 10.83%, respectively, for the same period last year.  Stockholders' equity decreased from $205.4 million at year-end 2012 to $197.0 million at the end of the second quarter, and book value per share decreased from $22.81 to $21.68 during the same period.  The decreases in stockholders' equity and book value per share occurred because of an increase in intermediate and long-term interest rates and a resulting after-tax decline of $17.1 million in unrealized gains on available-for-sale securities. While a decrease in such gains negatively impacts book value per share, it positively impacts ROE.  The 14 basis point decline in ROE noted when comparing the first six months of this year to the same period last year would have been 32 basis points greater had there not been a $6.2 million after-tax decline in average unrealized gains on available-for-sale securities.
Analysis of Earnings – Six Months Ended June 30, 2013
The increase in net income for the first six months of 2013 versus the same period last year is primarily attributable to a decrease in the provision for loan losses of $991,000, an increase in net interest income of $290,000 and the fact that the first six months of 2012 included a net loss of $338,000 on a deleveraging transaction.  Partially offsetting these items were increases in noninterest expense, excluding debt extinguishment costs, of $830,000 and income tax expense of $355,000.
Because of the low interest rate environment, net interest income for the current six-month period only increased by $290,000, or 1.0%, and net interest margin declined by 10 basis points to 3.26% despite significant growth in the average balances of loans and noninterest-bearing checking deposits.  A low interest rate environment negatively impacts net interest income and net interest margin primarily because: (1) the benefit of no cost funding in the form of noninterest-bearing checking deposits and capital is reduced, (2) cash received from payments and prepayments of higher yielding loans and securities is used to originate or purchase lower yielding loans and securities, (3) the rates on some loans are modified downward to dissuade borrowers from refinancing elsewhere, while other loans prepay in full resulting in the immediate writeoff of deferred costs, and (4) prepayment speeds on mortgage securities are high, thereby necessitating the faster amortization of purchase premiums.

Average interest-earning assets increased by $82.4 million, or 4.1%, when comparing the first six months of 2013 to the same period last year.  The increase is primarily comprised of increases in the average balance of loans outstanding of $154.3 million, or 15.0%, and nontaxable securities of $10.8 million, or 3.0%, as partially offset by a decrease in the average balance of taxable securities of $88.4 million, or 14.7%.  From a yield perspective, the shift from lower yielding taxable securities to better yielding loans and nontaxable securities resulted in an improvement in the mix of the Bank's interest-earning assets.  Loan growth, to the extent not funded by the decline in taxable securities, was funded by growth in the average balances of noninterest-bearing checking deposits of $87.5 million, or 19.5%, and savings, NOW and money market deposits of $77.0 million, or 9.3%.  Growth in these deposit categories was also used to pay down high cost long-term debt, the average balance of which declined by $67.3 million, or 31.6%, when comparing the six-month periods.  This contributed to a reduction in the overall cost of the Bank's interest-bearing liabilities and served to mitigate the decline in net interest margin caused by the low interest rate environment.
The Bank's continued ability to grow loans is attributable to a variety of factors including, among others, competitive pricing, superior customer service, targeted solicitation efforts, advertising campaigns, and broker relationships for both residential and commercial mortgages.  The Bank's ability to continue to grow deposits is attributable to, among other things, expansion of the Bank's branch distribution system, targeted solicitation of local commercial businesses and municipalities, new and expanded lending relationships, the Bank's positive reputation in its marketplace and the acquisition of some local competitors by larger financial institutions.
The $991,000 decrease in the provision for loan losses for the first six months of 2013 versus the same period last year is due to a reduction in historical loss rates in the current period versus an increase in the same period last year, an improvement in general economic conditions and net recoveries in the current six month period of $141,000 versus net chargeoffs of $495,000 in the same period last year.  The impact of these items in reducing the provision was partially offset by more loan growth in the first six months of 2013 than the same period last year and an increase in the current period of specific reserves on loans individually deemed to be impaired of $218,000 versus a decrease in the same period last year of $321,000.
The $830,000 increase in noninterest expense is comprised of increases in salaries of $232,000, or 2.9%, occupancy and equipment expense of $359,000, or 10.1% and other operating expenses of $255,000, or 6.0%.  The increase in salaries is primarily due to normal annual salary adjustments and new branch openings, as partially offset by a decrease in stock-based compensation expense.  Stock-based compensation expense declined because of a reduction in the estimated number of shares to be issued upon the vesting of restricted stock units ("RSUs") and forfeitures of some outstanding awards.  The increase in occupancy and equipment expense is largely due to increases in general maintenance and repairs expense, snow removal cost and rent expense.  The increase in other operating expenses is largely due to an increase in consulting expense and an increase in FDIC insurance expense resulting from balance sheet growth.  Employee benefit expense was down slightly when comparing the current six-month period to the same period last year due to a decrease in pension expense, as largely offset by increases in incentive compensation and group health insurance expense.  Management continues to maintain a strong focus on expense control measures and enhancements in operating efficiency.

Analysis of Earnings – Second Quarter Versus First Quarter 2013
Net income for the second quarter of 2013 was $5.3 million compared to $5.6 million in the first quarter.  The decline in net income occurred because loan growth accelerated in quarter two and this necessitated an increase in the provision for loan losses.  Loans grew by $17.4 million in quarter one versus $108.5 million in quarter two and the provision for loan losses increased by $1.1 million from a credit of $192,000 in quarter one to a charge of $947,000 in quarter two.
Analysis of Earnings – Second Quarter 2013 Versus Second Quarter 2012
The decrease in net income for the second quarter of 2013 versus the same quarter last year was largely attributable to a higher provision for loan losses in the current quarter and an increase in noninterest expense excluding the deleveraging charges.  These items were partially offset by an increase in net interest income and the absence of a net loss incurred during the second quarter of 2012 on a deleveraging transaction. The increase in the provision for loan losses primarily reflects more loan growth in the second quarter of 2013 than the same period last year.  The increases in net interest income and noninterest expense occurred for substantially the same reasons discussed with respect to the six-month periods.

Asset Quality
The Bank's allowance for loan losses to total loans (reserve coverage ratio) was 1.53% at June 30, 2013 compared to 1.62% at year-end 2012.  The decrease in the reserve coverage ratio is largely due to a reduction in historical loss rates and an improvement in general economic conditions.  The $755,000 provision for loan losses for the first half of this year is primarily attributable to the impact on the provision of growth in the loan portfolio and an increase in reserves on loans individually deemed to be impaired, as partially offset by the reduction in historical loss rates, an improvement in general economic conditions and net recoveries on loans previously charged off.  The $1.7 million provision for loan losses for the first half of 2012 was primarily attributable to loan growth and a $450,000 chargeoff on one loan.
The credit quality of the Bank's loan portfolio remains excellent, with nonaccrual loans amounting to $4.2 million, or .33% of total loans outstanding at June 30, 2013.  Additionally, loans past due 30 through 89 days amounted to only $1.8 million, or .14% of total loans outstanding.  Troubled debt restructurings were relatively unchanged during the first six months of 2013, amounting to $4.5 million at the end of the period compared to $4.4 million at year-end 2012.  Of the $4.5 million in troubled debt restructurings outstanding at June 30, 2013, $1.9 million are performing in accordance with their modified terms and $2.6 million are past due or nonaccrual and included in the aforementioned amounts of past due and nonaccrual loans.  The credit quality of the Bank's securities portfolio also remains excellent.  The Bank's mortgage securities are backed by mortgages underwritten on conventional terms, with 84% of these securities being full faith and credit obligations of the U.S. government and the balance being obligations of U.S. government sponsored entities.  The remainder of the Bank's securities portfolio principally consists of high quality, general obligation municipal securities rated AA or better by major rating agencies.  In selecting municipal securities for purchase, the Bank uses credit agency ratings for screening purposes only and then performs its own credit analysis.  On an ongoing basis, the Bank periodically assesses the credit strength of the municipal securities in its portfolio and makes decisions to hold or sell based on such assessments.
Capital
The Corporation's Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios were 9.09%, 17.42% and 18.67%, respectively, at June 30, 2013.  The strength of the Corporation's balance sheet from both a capital and asset quality perspective positions the Corporation for continued growth in a measured and disciplined fashion.
Key Strategic Initiatives
Key strategic initiatives will continue to include loan and deposit growth through effective relationship management, targeted solicitation efforts, new product offerings and continued expansion of the Bank's branch distribution system.  Additionally, with respect to loan growth, the Bank will continue to develop its broker relationships and is in the process of establishing a correspondent relationship.  In 2012, the Bank opened one full service branch in Lindenhurst, Long Island.  In the first quarter of 2013, the Bank opened a full service branch in Massapequa Park, Long Island and is planning to open another full service branch in Sayville, Long Island later this year.
Challenges We Face
Although intermediate and long-term interest rates have moved up in recent months, they are still relatively low and could remain low for an extended period of time.  In addition, there is significant price competition for loans in the Bank's marketplace and there is little room for the Bank to further reduce its deposit rates.  The persistence of these factors could result in a decline in net interest margin from its current level.  If that were to occur, and management is unable to offset the resulting negative impact by increasing the volume of the Bank's interest-earning assets, effecting a favorable change in the mix of the Bank's interest-earning assets or interest-bearing liabilities, reducing expenses or the employment of other measures, the Bank's profitability could decline.
Commercial and residential real estate values have been negatively impacted by persistently high levels of unemployment and underemployment, a decline in household disposable income, foreclosures and commercial vacancies.  Although economic conditions have improved somewhat in recent months, these factors still present meaningful threats to the maintenance of loan quality.
The banking industry is currently faced with an ever-increasing number of new and complex regulatory requirements which are putting downward pressure on revenues and upward pressure on required capital levels and the cost of doing business.

BALANCE SHEET INFORMATION
(Unaudited)

	6/30/13	12/31/12
	(in thousands, except share
	and per share data)

Total Assets	$2,227,862	$2,108,290

Loans:
Commercial and industrial	64,030	54,339
Secured by real estate:
Commercial mortgages	586,558	504,368
Residential mortgages	535,322	502,367
Home equity lines	80,116	81,975
Consumer	7,265	4,335
	1,273,291	1,147,384
Allowance for loan losses	(19,520)	(18,624)
	1,253,771	1,128,760
Investment Securities:
State and municipals	368,025	368,768
Pass-through mortgage securities	163,376	88,738
Collateralized mortgage obligations	329,317	404,095
	860,718	861,601
Deposits:
Checking	573,208	528,940
Savings, NOW and money market	949,629	844,583
Time, $100,000 and over	158,639	168,437
Time, other	84,840	91,116
	1,766,316	1,633,076

Borrowed Funds	250,531	248,634

Stockholders' Equity	196,955	205,370

Share and Per Share Data:
Common Shares Outstanding at Period End	9,083,546	9,001,686
Book Value Per Share	$21.68	$22.81
Tangible Book Value Per Share	$21.66	$22.79

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Six Months Ended		Three Months Ended
	6/30/13	6/30/12	6/30/13	6/30/12
	(dollars in thousands, except per share data)
Interest and dividend income:
Loans	$24,895	$24,598	$12,563	$12,465
Investment securities:
Taxable	5,274	8,057	2,645	3,904
Nontaxable	6,325	6,454	3,167	3,229
	36,494	39,109	18,375	19,598
Interest expense:
Savings, NOW and money market deposits	1,218	1,929	609	898
Time deposits	2,503	2,921	1,221	1,445
Short-term borrowings	151	163	84	70
Long-term debt	1,996	3,760	1,005	1,883
	5,868	8,773	2,919	4,296
Net interest income	30,626	30,336	15,456	15,302
Provision for loan losses	755	1,746	947	623
Net interest income after provision for loan losses	29,871	28,590	14,509	14,679

Noninterest income:
Investment Management Division income	896	826	485	426
Service charges on deposit accounts	1,417	1,574	708	796
Net gains on sales of securities	4	3,613	-	3,505
Other	1,055	876	505	458
	3,372	6,889	1,698	5,185
Noninterest expense:
Salaries	8,166	7,934	3,965	3,886
Employee benefits	2,657	2,673	1,245	1,391
Occupancy and equipment	3,926	3,567	1,928	1,711
Debt extinguishment	-	3,812	-	3,812
Other	4,498	4,243	2,329	2,252
	19,247	22,229	9,467	13,052

Income before income taxes	13,996	13,250	6,740	6,812
Income tax expense	3,050	2,695	1,433	1,408
Net Income	$10,946	$10,555	$5,307	$5,404

Share and Per Share Data:
Weighted Average Common & Common Equivalent Shares	9,129,859	8,951,038	9,151,146	8,980,758
Basic EPS	$1.21	$1.19	$.58	$.61
Diluted EPS	$1.20	$1.18	$.58	$.60
Cash Dividends Declared	$.50	$.46	$.25	$.23

FINANCIAL RATIOS
(Unaudited)

ROA	1.03%	1.03%	0.96%	1.04%
ROE	10.69%	10.83%	10.28%	10.99%
Net Interest Margin	3.26%	3.36%	3.20%	3.36%
Dividend Payout Ratio	41.67%	38.98%	43.10%	38.33%

PROBLEM AND POTENTIAL PROBLEM LOANS AND ASSETS
 (Unaudited)

	6/30/13	12/31/12
	(dollars in thousands)

Loans, excluding troubled debt restructurings:
Past due 30 through 89 days	$1,789	$678
Past due 90 days or more and still accruing	-	-
Nonaccrual	1,591	1,668
	3,380	2,346
Troubled debt restructurings:
Performing according to their modified terms	1,932	1,747
Past due 30 through 89 days	-	206
Past due 90 days or more and still accruing	-	-
Nonaccrual	2,602	2,430
	4,534	4,383
Total past due, nonaccrual and restructured loans:
Performing according to their modified terms	1,932	1,747
Past due 30 through 89 days	1,789	884
Past due 90 days or more and still accruing	-	-
Nonaccrual	4,193	4,098
	7,914	6,729
Other real estate owned	-	-
	$7,914	$6,729

Allowance for loan losses	$19,520	$18,624
Allowance for loan losses as a percentage of total loans	1.53%	1.62%
Allowance for loan losses as a multiple of nonaccrual loans	4.7	4.5

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL
(Unaudited)

	Six Months Ended June 30,
	2013			2012
	Average	Interest/	Average	Average	Interest/	Average
	Balance	Dividends	Rate	Balance	Dividends	Rate
Assets	(dollars in thousands)
Interest-bearing bank balances	$13,816	$15	.22%	$8,146	$9	.22%
Investment Securities:
Taxable	512,842	5,259	2.05	601,231	8,048	2.68
Nontaxable (1)	376,694	9,583	5.09	365,849	9,779	5.35
Loans (1) (2)	1,179,582	24,905	4.23	1,025,293	24,613	4.80
Total interest-earning assets	2,082,934	39,762	3.82	2,000,519	42,449	4.24
Allowance for loan losses	(19,016)			(17,540)
Net interest-earning assets	2,063,918			1,982,979
Cash and due from banks	28,553			27,173
Premises and equipment, net	24,704			23,062
Other assets	36,189			31,056
	$2,153,364			$2,064,270

Liabilities and Stockholders' Equity
Savings, NOW & money market deposits	$902,714	1,218	.27	$825,676	1,929	.47
Time deposits	250,702	2,503	2.01	269,209	2,921	2.18
Total interest-bearing deposits	1,153,416	3,721	.65	1,094,885	4,850	.89
Short-term borrowings	91,351	151	.34	90,625	163	.36
Long-term debt	145,431	1,996	2.77	212,692	3,760	3.56
Total interest-bearing liabilities	1,390,198	5,868	.85	1,398,202	8,773	1.26
Checking deposits	536,505			448,988
Other liabilities	20,131			21,118
	1,946,834			1,868,308
Stockholders' equity	206,530			195,962
	$2,153,364			$2,064,270

Net interest income (1)		$33,894			$33,676
Net interest spread (1)			2.97%			2.98%
Net interest margin (1)			3.26%			3.36%

(1)
Tax-equivalent basis.  Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to Federal income taxes yielding the same after-tax income.  The tax-equivalent amount of $1.00 of nontaxable income was $1.52 in each period presented based on a Federal income tax rate of 34%.

(2)	For the purpose of these computations, nonaccruing loans are included in the daily average loan amounts outstanding.
Forward Looking Information
This earnings release contains various "forward-looking statements" within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934.  Such statements are generally contained in sentences including the words "may" or "expect" or "could" or "should" or "would" or "believe".  The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and therefore actual results could differ materially from those contemplated by the forward-looking statements.  In addition, the Corporation assumes no duty to update forward-looking statements.
For more detailed financial information please see the Corporation's quarterly report on Form 10-Q for the quarter ended June 30, 2013.  The Form 10-Q will be available through the Bank's website at www.fnbli.com on or about August 9, 2013, after it is electronically filed with the Securities and Exchange Commission ("SEC").  Our SEC filings are also available on the SEC's website at www.sec.gov.  You may also read and copy any document we file with the SEC at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549.  You should call 1-800-SEC-0330 for more information on the public reference room.